Exhibit 10.1

FIRST AMENDMENT TO SUBLEASE

THIS AGREEMENT (hereinafter this “First Amendment”) made as of the 25th day of November 2009, between PDI, INC. (“Sublandlord”), a Delaware corporation, with offices at One Route 17 South, Saddle River, New Jersey 07458; and AMERICAN TACK & HARDWARE CO., INC., a New York corporation (“Subtenant”), with offices at 25 Robert Pitt Drive, Monsey, New York 10952.

W I T N E S S E T H:

WHEREAS, Sublandlord and Subtenant entered into a sublease dated June 21, 2005 (the “Sublease”), whereby Subtenant is presently in possession of premises containing approximately 16,020 rentable square feet of space on a portion of the first (1st) floor (the “Subleased Premises”) in the building known as Saddle River Executive Center,  located at One Route 17 South, Saddle River, New Jersey (the “Building”); and

WHEREAS, the Subleased Premises are a portion of the premises leased by Sublandlord from VRS Saddle River LLC (the “Prime Landlord”) under a certain lease dated November 20, 2003 (the “Prime Lease”); and

WHEREAS, the term of the Sublease is scheduled to expire on August 31, 2010; and

WHEREAS, Sublandlord and Subtenant have agreed to extend the term of the Sublease, and to amend and modify certain provisions of the Sublease as hereinafter provided.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.	Defined Terms. Capitalized terms used herein shall have the meanings ascribed to them in the Sublease, unless otherwise defined herein.

2.
Term. The Sublease is hereby modified to provide that the term of the Sublease is hereby extended for the period commencing on September 1, 2009 (the “Extended Term Commencement Date”) and expiring at 11:59 p.m. on January 30, 2016 (the “Extended Term Expiration Date”), and Paragraph 2 of the Sublease is hereby modified accordingly. The period commencing on the Extended Term Commencement Date and ending on the Extended Term Expiration Date is hereinafter referred to as the “Extended Term.”

3.	Renewal Option. Paragraph 41 of the Sublease is hereby deleted in is entirely.

4.
Base Rent. The Sublease is hereby modified to provide that, from and after the Extended Term Commencement Date and continuing during the Extended Term, Subtenant shall pay to Sublandlord, Annual Base Rent as follows:

Period	Rent Per Square Foot	Annual Base Rent	Monthly Base Rent
9\01\09-12\31\12	$22.00	$352,440.00	$29,370.00
1\01\13- 1\30\16	$24.00	$384,480.00	$32,040.00

Annual Base Rent shall be payable in equal monthly installments, in advance, on the first day of each calendar month during the Extended Term.

5.
Annual Base Rent Concession. Provided Subtenant is not in monetary default in any of the terms, covenants or provisions of the Sublease beyond any applicable notice or cure period, and notwithstanding anything contained herein to the contrary, Subtenant shall be entitled to a monthly abatement of Annual Base Rent in the amount of Twenty Nine Thousand Three Hundred Seventy and 00/100 ($29,370.00) Dollars per month (the “Concession Amount”), said Concession Amount to be applied against the monthly payment of Annual Base Rent due pursuant to this First Amendment for the months of September 2009, October 2009 and November 2009 (the "Concession Period"). In the event of a default by Subtenant (after receipt of written notice and expiration of any applicable cure period) in any of Subtenant’s monetary obligations under the Sublease, as amended by this First Amendment, which results in a termination of this Sublease, as amended by this First Amendment, by Sublandlord or results in Sublandlord recovering possession of the Subleased Premises prior to the Extended Term Expiration Date, Sublandlord shall be entitled to include the entire Concession Amount in its claim for damages in any legal proceedings commenced and prosecuted by Sublandlord against Subtenant in connection with such default.

6.
Base Year. The Sublease is hereby modified to provide that from and after September 1, 2010, the Base Year for the calculation of Subtenant’s Proportionate Share of increases in real property taxes and Operating Expenses for the Subleased Premises shall become calendar year 2009, and Paragraph 4 of the Sublease is hereby modified accordingly.

7.
Security Deposit. Sublandlord and Subtenant agree that Sublandlord shall continue to hold the sum of $66,750.00 in the form of a letter of credit (the “Security Deposit L\C”) as the Security Deposit pursuant to Paragraph 31 of the Sublease. To the extent the Security Deposit L\C may have expired prior to the date hereof, Subtenant agrees, as a condition to the effectiveness of this First Amendment, to replace same on or before the date hereof with a valid Security Deposit L\C, and maintain same during the Extended Term in accordance with Paragraph 31 of the Sublease.

Notwithstanding anything to the contrary contained in the Sublease or this

Paragraph 7, provided Subtenant has not been in default under the Sublease, as amended by this First Amendment, beyond the expiration of any applicable notice and cure periods at any time before September 1, 2010, and Subtenant has paid Sublandlord Annual Base Rent on a timely basis as required herein, Sublandlord shall permit the Security Deposit L/C to be: (a) amended or replaced (at Subtenant’s sole cost and expense) to reduce the face amount of the Security Deposit L/C to a sum equal to Thirty-Three Thousand Three Hundred Seventy Five and 00/100 ($33,375.00) Dollars; or (b) terminated, provided, that prior to such termination Subtenant has deposited with Sublandlord a bank or certified check in the amount of Thirty-Three Thousand Three Hundred Seventy Five and 00/100 ($33,375.00) Dollars. In no event shall a reduction in the amount of the Security Deposit L/C be permitted absent Subtenant providing Sublandlord with an amendment to the Security Deposit L/C from the issuing bank or a replacement of the Security Deposit L\C from the issuing bank (or such other bank or financial institution as may be reasonably acceptable to Sublandlord). It shall be Subtenant’s sole obligation to obtain such written amendment or replacement from the issuing bank (or such other bank or financial institution as may be reasonably acceptable to Sublandlord).  In the event of a replacement of the Security Deposit L\C, Sublandlord agrees to return to Subtenant the then current Security Deposit L\C upon receipt of said replacement Security Deposit L\C.

8.
Electricity. During the Extended Term, Subtenant’s monthly charge for electricity for the Subleased Premises shall continue to be payable pursuant to and subject to the terms and conditions of Paragraph 6 of the Sublease.

9.
Monument Signage. Sublandlord shall cooperate with Subtenant to support Subtenant’s application to Prime Landlord for signage rights on the monument sign located at the entrance of the Building (upon which currently appears Sublandlord’s name), and  Sublandlord hereby agrees to the placement of Subtenant’s name on such monument sign.

10.
Furniture, Fixtures and Equipment.  During the Extended Term, Sublandlord shall permit Subtenant to continue to use Sublandlord’s furniture, fixtures and equipment currently located in the Subleased Premises (the “FF&E”), pursuant to the terms and conditions of Paragraph 40 of the Sublease until the expiration or sooner termination of the Sublease, as amended by this First Amendment.  Upon the expiration of the Sublease, as amended by this First Amendment, Sublandlord agrees to transfer, sell and assign to Subtenant, for a purchase price of $1.00, all of Sublandlord’s right, title and interest in and to the FF&E, free and clear of all liens and encumbrances, but otherwise is its “as is”, “where is” condition.

11.
Broker. Sublandlord and Subtenant represent and warrant one to the other that CB Richard Ellis, Inc. and The Steven Frank Company, LLC (collectively, the “Broker”) is the sole Broker with whom either party has negotiated in bringing about this First Amendment, and Sublandlord and Subtenant agree to indemnify and hold each other harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with any conduct inconsistent with the representations tendered by one to the other herein.  Sublandlord agrees to pay Broker a commission in consideration of this First Amendment pursuant to a separate agreement, and Sublandlord further agrees to hold Subtenant harmless from any and all claims made by Broker arising from or relating to the transactions contemplated by this First Amendment.

12.
No Default. (a). Subtenant represents that, to Subtenant’s actual knowledge,  Sublandlord is not in default under any of its obligations under the Sublease and that to Subtenant’s actual knowledge, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Sublandlord  thereunder.  For purposes of this Paragraph 12(a), “Subtenant’s actual knowledge” shall mean the actual knowledge of Salvatore Mirra, Chief Executive Officer of Subtenant.

(b).   Sublandlord represents that, to Sublandlord’s actual knowledge,  Subtenant is not in default under any of its obligations under the Sublease and that to Sublandlord’s actual knowledge, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Subtenant  thereunder.  For purposes of this Paragraph 12(b), “Sublandlord’s actual knowledge” shall mean the actual knowledge of Jeffrey Smith, Chief Financial Officer of Sublandlord.

13.
Condition of Subleased Premises.  Except as set forth in Paragraph 14 below, Landlord shall have no obligation to improve, or perform any work in, the Subleased Premises and Subtenant shall continue to lease the Subleased Premises in its “as is”, “where is” condition as of the date hereof, subject only to reasonable wear and tear ocurring during the Extended Term.

14.
Security/Key-Card Access System.   Sublandlord and Subtenant acknowledge that Sublandlord may be relocating from that certain portion of the Building currently occupied by Sublandlord.  Notwithstanding the foregoing, Sublandlord agrees, at its sole cost and expense, to take all actions necessary and appropriate (including, without limitation, the purchase of additional software) to maintain the existing Security/Key-Card Access System (the “Security System”) and ensure that Subtenant, at all times during the Extended Term, continues to be able to utilize the existing Security System, as currently configured, permitting Subtenant to access the Building and the Subleased Premises.

15.
Effectiveness; Termination.  The submission of this First Amendment for examination does not constitute a reservation of, or option for, the Subleased Premises, and this First Amendment becomes effective only upon execution and delivery thereof by Sublandlord and Subtenant, and the delivery thereof of the written consent of Prime Landlord to the terms and conditions of this First Amendment (the “Prime Landlord’s Consent”).  Within five (5) business days of the date hereof, Subtenant agrees to provide Sublandlord with the information required by Prime Landlord pursuant to Paragraph 12 of the Prime Lease.   In the event Prime Landlord’s Consent is not obtained on or before the date that is forty-five  (45) days subsequent to the date Subtenant provides Sublandlord with the information required by Prime Landlord pursuant to Paragraph 12 of the Prime Lease (the “Consent Date”), either party may, at its sole option, cancel this First Amendment by delivering not less than ten (10) days’ prior written notice to the other party and, provided that the Consent is not received prior the end of such ten (10) day period, this First Amendment shall become null and void and thereafter the parties shall have no further obligations to each other with respect to this First Amendment.

16.
Ratification. Except as modified by this First Amendment, the Sublease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  The covenants, agreements, terms, provisions and conditions contained in this First Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. In the event of any conflict between the terms contained in this First Amendment and the Sublease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

IN WITNESS WHEREOF, Sublandlord and Subtenant have hereunto executed this First Amendment as of the date and year first above written, and acknowledge the one to the other that they possess the requisite authority to enter into this transaction and to sign this First Amendment.

PDI, INC., Sublandlord

By: /s/ Jeffrey Smith

Name: Jeffrey Smith

Title: CFO

AMERICAN TACK & HARDWARE, INC., Tenant

By: /s/ Salvatore F. Mirra

Name: Salvatore F. Mirra

Title: CEO